CHAPMAN AND CUTLER LLP
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                        February 22, 2006


First Trust Portfolios, L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Bank of New York
Unit Investment Trust Office
101 Barclay Street, Fl. 20W
New York, New York  10286

     Re:                      FT 1121

Gentlemen:

     We have acted as counsel for First Trust Portfolios, L.P., depositor of FT 1121 (the Fund), in connection with the issuance of units of fractional undivided interest in the Fund (the Units), under a Trust Agreement dated February 22, 2006
(the   Indenture)  among  First  Trust  Portfolios,  L.P.,   as
depositor  (the  Depositor)  First  Trust  Advisors  L.P.,   as
supervisor,   FTP  Services  LLC,  as  Fund/SERV  Eligible   Unit
Servicing  Agent,  and  The Bank of New  York,  as  trustee  (the
Trustee).   The  Fund  is  comprised  of  the  following   unit
investment trust: Florida Municipal Income Closed-End Portfolio, Series 6 (the Trust).

     In this connection, we have examined the registration statement and the prospectus for the Fund (the Prospectus), the Indenture, and such other instruments and documents, as we have deemed pertinent. For purposes of this opinion, we are assuming that the Trust will at all times be operated in accordance with the Indenture and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trust at all times in accordance with the Indenture or failure to comply fully at all times with the terms of the Indenture could result in federal income tax treatment different from that described below.

     You have informed us that the assets of the Trust will consist of a portfolio as set forth in the Prospectus. All of the assets of the Trust constitute the Trust Assets. You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and express no opinion as to the federal income tax treatment thereof.

     Based upon the foregoing and on the facts outlined in this opinion, and upon an investigation of such matters of law as we consider to be applicable:

          (i) We are of the opinion that, under existing United States Federal income tax law, the Trust is not an association taxable as a corporation for Federal income tax purposes but will be classified as a grantor trust and will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the Code).

         (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of the Trust under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trust Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law,
     (a) under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trust's assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trust's assets.

        (iii) Although the discussion in the Prospectus under the heading Federal Tax Status does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States federal income tax matters. In this regard, please note that (a) we have not examined any of the Trust Assets and we are therefore unable to express an opinion, and we express no opinion as to the federal income tax treatment thereof and (b) the discussion under Federal Tax Status depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

     Our opinion is based on the Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the Code, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service nor a court of law, and has no official status of any kind. The Internal Revenue Service or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these federal tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

     This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States federal, state, local or foreign law.

     We have also examined certain laws of the State of Florida to determine their applicability to the Florida Municipal Income Closed-End Portfolio, Series 6 (the "Florida Trust") and to the holders of Units in the Florida Trust who are residents of the State of Florida. "Non-Corporate Unitholder" means a Unitholder of the Florida Trust who is an individual not subject to the Florida state income tax on corporations under Chapter 220, Florida Statutes and "Corporate Unitholder" means a Unitholder of the Florida Trusts that is a corporation, bank or savings association or other entity subject to the Florida state income tax on corporations or franchise tax imposed on banks or savings associations under Chapter 220, Florida Statutes.

     We have assumed that the assets of the Florida Trust will consist only of shares (the "Florida RIC Shares") in entities each of which is taxed as a regulated investment company (each a "Florida RIC" and collectively, the "Florida RICs") for federal income tax purposes.

     We have not independently examined the Florida RIC Shares to be deposited in and held in the Florida Trust or any opinions of counsel with respect thereto. However, although we express no opinion with respect to the RIC Shares, in rendering our opinion expressed herein, we have assumed that each Florida RIC Share is exempt from the Florida intangible personal property tax.
     Under interpretations promulgated by the Florida Department of Revenue, shares in a Florida RIC are generally not subject to the intangible property tax so long as (i) the Florida RIC Shares are units in or shares of a unit investment trust or business trust organized under an agreement, indenture or declaration of trust and registered under the Investment Company Act of 1940, as amended, and (ii) on the last business day of each calendar year, at least 90% of the net asset value of the assets of the Florida Tax-Free Funds consist of:

    obligations of the U.S. government and its agencies; or obligations of the State of Florida and its municipalities, counties and other taxing districts; or
    other assets exempt from the Florida intangible property tax.
     If more than 10% of the net asset value of the assets of a Florida RIC consists of any other types of assets that are not exempt from the Florida intangible property tax on that date, then the entire value of the shares in the Florida RIC is subject to the intangible property tax (except that the portion attributable to U.S. government obligations may be exempt from the tax).

     Based on the foregoing assumptions, it is our opinion that:

          (a)   Neither the Florida Trust nor Non-Corporate
Unitholders will be subject to the Florida income tax imposed by Chapter 220, Florida Statutes.

          (b) Corporate Unitholders will generally be subject to Florida income or franchise taxation under Chapter 220, Florida Statutes (1) on all dividends received by the Florida Trust, (2) on gain realized when Florida RIC Shares are sold, redeemed or paid at maturity and (3) on gain on the sale or redemption of Units, to the extent such items are allocable to Florida under Chapter 220, Florida Statutes. In the case of Corporate Unitholders that have a commercial domicile in Florida 100 percent of the items of income described in clauses (1) through (3) of the immediately preceding sentence will be allocable to Florida to the extent that such income constitutes "nonbusiness income."

          (c) Florida Trust Units held by a Florida resident will not be excluded from the resident's estate for Florida estate tax purposes.

          (d) The Florida Trust Units will not be subject to the Florida ad valorem tax, the Florida intangible personal property tax or the Florida sales or use tax. However, if less than 90 percent of the net asset value of the portfolio of assets corresponding to such Units is invested in assets that are exempt from the Florida intangible personal property tax, then the Units will generally be subject to the Florida intangible personal property tax.

     We  express  no opinion with respect to taxation  under  any other provision of Florida law. Ownership of the Units may result in collateral Florida tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

     The Committee on Legal Opinions of the American Bar Association promulgated the Third-Party Legal Opinion Report, Including the Legal Opinion Accord, (the ABA Guidelines) in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

     Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

                                Very truly yours,



                                CHAPMAN AND CUTLER LLP